EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ameresco, Inc. and Subsidiaries of our report dated March 7, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ameresco, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Ameresco, Inc. and Subsidiaries for the year ended December 31, 2017.

/s/ RSM US LLP

Boston, Massachusetts
August 8, 2018